                                                                    EXHIBIT 99.1
                                                                    ------------
FOR IMMEDIATE RELEASE

CONTACT:     SUSAN PRIMROSE
             DIRECTOR OF INVESTOR RELATIONS AND
             CORPORATE COMMUNICATIONS
             617-466-6000


                    IMMULOGIC RESTRUCTURES BOARD OF DIRECTORS

     Waltham, MA (March 05, 1997): ImmuLogic Pharmaceutical Corporation (Nasdaq:IMUL) today reported a restructuring of its Board of Directors. Five new members have been appointed to the eight person Board of Directors, effective immediately. They are J. Joseph Marr, M.D. acting President and Chief Executive Officer of ImmuLogic; C. Garrison Fathman, M.D., Professor, Department of Medicine, Stanford University School of Medicine; Carl Goldfischer, M.D., Chief Financial Officer, Vice President Finance and Strategic Planning of ImClone Systems Inc.; Geraldine Henwood, Chief Executive Officer of IBAH, Inc.; and Richard Pops, Chief Executive Officer of Alkermes Inc. These appointments follow the resignation of Malcolm Gefter, Ph.D., Chairman of the Board and scientific founder, Alan Dalby, Howard Jacobson, Kenneth Melmon, M.D., and Larry Soll, Ph.D. Two individuals, appointed to the Board in September 1996, will continue as Directors, they are Samuel Fleming, Chairman and Chief Executive Officer of Decision Resources, Inc. and Paul Friedman, M.D., President of Dupont Merck Research Labs.

     "This restructuring was done in consultation with several major stockholders with the purpose of adding pharmaceutical and business advisory capabilities to the Board. The newly constituted Board has the diversity of talent and experience needed to guide ImmuLogic at its present stage of development," said Dr. Joseph Marr, acting President and Chief Executive Officer. "We thank the Board members who are stepping down for their contributions to the company over the last several years. We would like especially to acknowledge Dr. Malcolm Gefter for his scientific and business contributions since he founded the Company in 1987."

     The Company has entered into a severance agreement with Dr. Gefter providing for payments commensurate with those otherwise due under his employment contract.

     ImmuLogic Pharmaceutical Corporation is a biopharmaceutical company, located in Waltham, Massachusetts, specializing in the development of peptide immunotherapeutics, with a primary focus on allergies, including cat and ragweed allergies, and autoimmune diseases such as multiple sclerosis. The company also is developing a cocaine vaccine. The company's press releases are available through Company News on Call by fax at 800-758-5804, ext. 114501, and on the Internet at www.prnewswire.com.